Exhibit 10.1

IRREVOCABLE PROXY

This irrevocable proxy is hereby granted by the undersigned, Leonardus G. Geeris, to Dirk Benschop who is hereby appointed and authorized to vote all my shares of common stock of Teleconnect Inc. (held in my name directly or beneficially in the name of Geeris Holding Nederland, if applicable) at any and all annual or special meetings of the shareholders of Teleconnect Inc. and at any adjournments thereof, or until and through a term ending upon the close of business on November 30, 2009, at which time this irrevocable proxy shall terminate for all purposes.

Leonardus G. Geeris

NOTARY

On this 11th day of December, 2008, before me H.T.J.M. van den Hombergh the undersigned officer, personally appeared Leonardus G. Geeris, known to me to be the same person whose name is signed to the foregoing instrument and acknowledged the execution thereof for the purposes therein set forth.

IN WITNESS WHEREOF I have hereunto set my hand and official seal.

H.T.J.M. van den Hombergh